Exhibit 99.203

NEWS

COMPANY CONTACT:
Bernard A. “Skip” Wagner
July 14, 2003	Chief Financial Officer
(941) 953-9199

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE SECOND QUARTER AND

REVISES GUIDANCE FOR FISCAL 2003

Financing For Previously Announced 500 Bed INS Detention Center Completed

Sarasota, Florida—Correctional Services Corporation (NASDAQ NMS: CSCQ) today announced preliminary financial results for the second quarter of 2003, which ended June 30, 2003. Based on preliminary financial data, the Company expects revenues of approximately $35 million and earnings of approximately $.04 per diluted share for the second quarter 2003. The Company will report complete financial results for the second quarter on August 13, 2003 and will provide further details at that time.

These results are generally consistent with those reported in the first quarter of 2003. However, the strong performance in the Company’s adult division through the second quarter has not been matched by the results from the Company’s juvenile operations. System wide budget cuts affecting referral agencies have slowed intakes at the Company’s juvenile programs and impacted revenues for 2003. Due to the current uncertainty of when juvenile populations will rebound, the Company must revise its earnings guidance for fiscal 2003 to $0.12—$0.18 per diluted share. However, the Company remains focused on achieving increased population levels in the second half of 2003 and reducing losses experienced at certain facilities.

“The Company has had more difficulty than expected improving occupancy rates in its juvenile division,” stated James F. Slattery President and CEO. “Overall the juvenile division’s occupancy rate stood at 75% for the second quarter. As we discussed in our first quarter release, budget cuts are causing reduction in county based populations and recently these pressures have also affected state population levels in Texas. We are aggressively examining various strategies to mitigate the financial impact of our lower than expected juvenile occupancy rates. “

Slattery further stated “our difficulty in improving the lower utilization rates currently in the juvenile division is especially disappointing given the tremendous success we have had in improving our adult populations. Overall we are at a 97% occupancy rate in our adult division compared to a low of 80% just 12 months ago. These positive results are expected to continue for the foreseeable future. Further details on the Company’s financial performance and strategies will be given in our second quarter earnings release and conference. “

Financing Completed on 500 Bed INS Detention Center in Tacoma Washington

Correctional Services Corporation further announces the completion of the $57,415,000 financing for the 500 bed INS detention facility in Tacoma Washington. The financing was done with Taxable Economic Development Revenue Bonds issued by the Washington Economic Development Finance Authority. The issue was rated AAA and principal and interest is guaranteed by municipal bond insurance issued by MBIA Insurance Corporation.

The bonds have an average coupon of approximately 3.5% with a final maturity date of October 1, 2014. Upon final maturity of the bonds the Company will continue to own the facility. The payment of principal and interest on the bonds is non-recourse to the Company. The bonds were underwritten by Morgan Keegan & Company, Inc. and Newman & Associates, Inc. Correctional Finance and Consulting Solutions acted as financial advisor on the transaction.

James Slattery stated “We are very pleased with the financing for this facility. The rates achieved are outstanding. The construction is already approximately 30% complete and we expect to begin operations by the end of first quarter of 2004.”

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 19 facilities and 2,500 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 12 facilities representing approximately 4,500 beds. On a combined basis, the Company provides services in 15 states, representing approximately 7,000 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

* * *